Exhibit 99.2

News Release | Feb. 10, 2021

Wells Fargo & Company Announces Partial Redemption of its Series N Preferred Stock and Related Depositary Shares

SAN FRANCISCO – Feb. 10, 2021 – Wells Fargo & Company (NYSE: WFC) today announced that on March 15, 2021, it will redeem 16,000 shares (the “Redeemed Preferred Shares”) of its Non-Cumulative Perpetual Class A Preferred Stock, Series N (the “Series N Preferred Stock”). The redemption of the Redeemed Preferred Shares will trigger the redemption of 16,000,000 shares of the related depositary shares (the “Redeemed Depositary Shares”), each representing a 1/1,000 interest in a share of Series N Preferred Stock (the “Series N Depositary Shares”) (NYSE: WFC.PRN). The Redeemed Depositary Shares will be selected in accordance with the standard procedures of The Depository Trust Company.

The redemption price will be equal to $25,000.00 per Redeemed Preferred Share and $25.00 per Redeemed Depositary Share. After giving effect to the partial redemption, 14,000 shares of the Series N Preferred Stock and 14,000,000 shares of the Series N Depositary Shares will remain outstanding.

Because the redemption date is also a dividend payment date for the Series N Preferred Stock and Series N Depositary Shares, the redemption price does not include declared and unpaid dividends. Regular quarterly dividends will be paid separately in the customary manner on March 15, 2021, to holders of record at the close of business on Feb. 26, 2021.

All regulatory requirements relating to the redemption of the Redeemed Preferred Shares and Redeemed Depositary Shares have been satisfied by Wells Fargo & Company. The redemption agent is Equiniti Trust Company, 1110 Centre Pointe Curve, Suite 101, Mendota Heights, Minnesota, 55120. Payment of the redemption price for the Redeemed Depositary Shares will be sent to holders by the redemption agent on the redemption date.

About Wells Fargo

Wells Fargo & Company is a leading financial services company that has approximately $1.9 trillion in assets and proudly serves one in three U.S. households and more than 10% of all middle market companies in the U.S. We provide a diversified set of banking, investment, and mortgage products and services, as well as consumer and commercial finance, through our four reportable operating segments: Consumer Banking and Lending, Commercial Banking, Corporate and Investment Banking, and Wealth and Investment Management. Wells Fargo ranked No. 30 on Fortune’s 2020 rankings of America’s largest corporations. In the communities we serve, the company focuses its social impact on building a sustainable, inclusive future for all by supporting housing affordability, small business growth, financial health, and a low-carbon economy.

© 2021 Wells Fargo Bank, N.A. All rights reserved.

Contact Information

Media

Ancel Martinez, 415-222-3858

ancel.martinez@wellsfargo.com

Investor Relations

John Campbell, 415-396-0523

john.m.campbell@wellsfargo.com

News Release Category: WF-CF

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2         Feb. 10, 2021     |     News Release